                        -------------------------------------
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549
                        -------------------------------------

                                   AMENDMENT NO. 1
                                          TO
                                    SCHEDULE 14D-9
                        Solicitation/Recommendation Statement
         Pursuant to Section 14(d)(4) of the Securities Exchange Act of 1934

                             ENVIRONMENT ONE CORPORATION
                              (Name of Subject Company)

                             ENVIRONMENT ONE CORPORATION
                         (Name of Person(s) Filing Statement)

                        COMMON STOCK, PAR VALUE $.10 PER SHARE
                            (Title of Class of Securities)

                                     294 056 106
                        (CUSIP Number of Class of Securities)

                                   STEPHEN V. ARDIA
                       PRESIDENT, CEO AND CHAIRMAN OF THE BOARD
                                  2773 BALLTOWN ROAD
                            NISKAYUNA, NEW YORK 12309-1090
                                    (518) 346-6161

                    (Name, Address and Telephone Number of Person
                   Authorized to Receive Notice and Communications
                       on Behalf of Person(s) Filing Statement)

                              --------------------------

                                       Copy to:

                                GEORGE J. GETMAN, ESQ.
                             BOND, SCHOENECK & KING, LLP
                                  ONE LINCOLN CENTER
                            SYRACUSE, NEW YORK 13202-1355
                                    (315) 422-0121

     This Amendment No. 1 to the Solicitation/Recommendation Statement on
Schedule 14D-9 filed with the Securities and Exchange Commission on March 3, 1998 (the "Schedule 14D-9") by Environment One Corporation (the "Company"), is filed solely to correct the telephone number of the person authorized to receive notice and communications on behalf of the Company, as set forth on the facing page of the Schedule 14D-9.


                                      SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  March 9, 1998                        ENVIRONMENT ONE CORPORATION


                                   By:     /s/ Stephen V. Ardia
                                        -------------------------
                                        Stephen V. Ardia
                                        Chairman of the Board, President
                                        and CEO




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